Exhibit 10.3

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

PERFORMANCE SHARE UNIT PLAN

Effective January 1, 2017

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

PERFORMANCE SHARE UNIT PLAN

ARTICLE 1

INTRODUCTION AND INTERPRETATION

1.1        Purpose

The purpose of this Plan is:

(a)

to provide a financial incentive for Eligible Participants to devote their best efforts to the long-term success of the Corporation’s business, by aligning Eligible Participants’ financial interests with those of the Corporation;

(b)	to assist the Corporation in attracting and retaining individuals with top-level talent, passion, ability, and an overall commitment to client service; and

(c)	to ensure that the total compensation provided to Eligible Participants is at competitive levels.

1.2        Definitions

In this Plan, the following terms have the following meanings:

(a)	“Accelerated Vesting Date” has the meaning set forth in Section 4.6;

(b)	“Account” has the meaning set forth in Section 7.1;

(c)

“Adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization plus non-cash foreign exchange gains or losses on debt revaluation; gains and losses on disposal of property, plant and equipment and intangible assets; write-off property, plant and equipment and intangible assets; non-cash stock-based compensation expense; transaction costs; the non-cash one-time commission adjustment and any other non-recurring gains or losses;

(d)	“Administrative Agreement” has the meaning set forth in Section 2.2;

(e)	“Affiliate” has the meaning set forth in the Business Corporations Act (Alberta);

(f)

“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder;

(g)	“Award” means an award of PSUs made pursuant to this Plan;

(h)	“Award Agreement” has the meaning set forth in Section 4.1;

(i)

“Beneficiary” means, subject to Applicable Law, an individual who has been designated by an Eligible Participant, in such form and manner as the Board or Committee, as the case may be, may determine, to receive benefits payable under this Plan upon the death of the Eligible Participant, or, where no such designation is validly in effect at the time of death, or where the designated individual does not survive the Eligible Participant, the Eligible Participant’s legal representative;

(j)	“Board” means the board of directors of the Corporation as constituted from time to time;

(k)	“Business Day” means a day other than Saturday or Sunday or a public or statutory holiday in the Province of Alberta;

(l)	“Cause” means:

(i)

fraud, misappropriation of the property or funds of the Corporation, embezzlement, malfeasance, misfeasance or nonfeasance in office or employment which is willfully or grossly negligent on the part of the Eligible Participant;

(ii)

the willful allowance by the Eligible Participant of the Eligible Participant’s duty to the Corporation and his or her personal interests to come into conflict in a material way in relation to any transaction or matter that is of a substantial nature;

(iii)	the breach by the Eligible Participant of any non-competition, non-solicitation or confidentiality covenant contained in his or her employment agreement; or

(iv)	any other reason which would be concluded by a court of competent jurisdiction to amount to just cause at common law.

(m)

“Cessation Date” means the last day of active employment of the Employee with the Corporation or an Affiliate, as the case may be, regardless of the reason for the termination of employment or whether it was lawful, and does not include any period of statutory, contractual or reasonable notice of termination of employment or any period of salary continuance or deemed employment. A transfer of employment or services between the Corporation and an Affiliate or between Affiliates of the Corporation shall not be considered an interruption or termination of the employment of an Employee for any purpose of this Plan;

(n)	“Change of Control” means the occurrence of any of the following:

(i)

the acquisition by any person or entity (each, a “Person”) or any Persons acting jointly or in concert, whether directly or indirectly, of voting securities of the Corporation which together with all other voting securities of the Corporation held by such Persons, constitute, in the aggregate, fifty percent (50%) or more of the votes attached to all outstanding voting securities of the Corporation;

(ii)

a merger, amalgamation, arrangement or other form of business combination of the Corporation with another Person which results in the holders of voting securities of that other Person holding, in the aggregate, fifty percent (50%) or more of the votes attached to all outstanding voting securities of the Corporation;

(iii)

the sale, lease or exchange of all or substantially all of the assets of the Corporation to another Person, other than in the ordinary course of business of the Corporation or any Person that controls or is controlled by the Corporation or that is controlled by the same Person as the Corporation; or

(iv)

a majority of the members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election.

(o)	“Code” means the United States Internal Revenue Code of 1986, as amended from time to time;

(p)

“Committee” means the Compensation Committee of the Board, or such other persons as are designated by the Board; provided, however, that if no Compensation Committee is in existence at any particular time and the Board has not appointed another committee of the Board to administer this Plan, all references in this Plan to “Committee” shall at such time be in reference to the Board;

(q)

“Corporation” means DIRTT Environmental Solutions Ltd., including any successor corporation thereof, and any reference in this Plan to action by the Corporation means action by or under the authority of the Board or the Committee, as the case may be;

(r)	“Effective Date” means January 1, 2017;

(s)	“Eligible Participant” means an Employee who is eligible to participate in this Plan as determined by the Board or the Committee, as the case may be;

(t)	“Employee” means any officer or employee of the Corporation or an Affiliate designated by the Board or the Committee, as the case may be;

(u)

“Fair Market Value” means (i) the volume weighted average price of a Share on the Toronto Stock Exchange for the five (5) trading days on which the Shares were trading occurring immediately prior to the applicable date; or (ii) if the Shares are listed on more than one stock exchange, the volume weighted average price of a Share for the five trading days on which the Shares were trading on the stock exchange with the higher average trading volume over the twenty (20) trading days immediately prior to the applicable date; or (iii) if the Shares are not then traded on any stock exchange means the fair market value per Share as determined by the Committee in its discretion;

(v)	“Good Reason” means any one or more of the following:

(i)

without the express written consent of the Eligible Participant, any material change or diminution of the Eligible Participant’s title, authority, status, duties, reporting relationship or responsibilities.

(ii)

any material reduction in the Eligible Participant’s total compensation, including his or her salary, benefits, pensions, variable and incentive compensation (including discretionary bonus), perquisites and allowances;

(iii)	the requirement that the Eligible Participant be based anywhere other than at the principal location to which he or she is based as provided in his or her employment agreement;

(iv)	any material breach by the Corporation of the Eligible Participant’s employment agreement; or

(v)	any other reason which would be concluded by a court of competent jurisdiction to amount to a constructive dismissal at common law;

provided that the Eligible Participant has provided the Corporation with written notice of the acts or omissions constituting grounds for Good Reason and the Corporation shall have failed to rectify, as determined by the Corporation acting reasonably, any such acts or omissions within thirty (30) days of the Corporation’s receipt of such notice;

(w)	“Grant Date” means the grant date for an Award;

(x)

“Long-Term Disability” means a medically determinable physical or mental impairment expected to result in death or to last for a continuous period of not less than twelve (12) months and which causes an individual to be unable to engage in any substantial gainful employment-related activity, or any other condition of impairment that the Committee, acting reasonably, determines constitutes a disability;

(y)

“Payout” means with respect to each PSU which becomes Vested, a lump sum cash payment equal to the Fair Market Value of a Share determined at the Vesting Date, Accelerated Vesting Date or such other date specified in this Plan or the applicable Award Agreement (as applicable), multiplied by the number of Vested PSUs to be redeemed on such date;

(z)	“Performance Multiplier” means a multiplier which may be applied to determine the number of PSUs which may Vest pursuant to an Award based on achieving certain levels of performance determined in accordance with the Performance Vesting Conditions and set forth in the Award Agreement;

(aa)

“Performance Period” means, with respect to an Award, the applicable performance period specified in the Award Agreement (which performance period may begin on the Grant Date or such earlier or later date as specified in the Award Agreement);

(bb)

“Performance Vesting Conditions” means any performance-related conditions in respect of the Vesting of PSUs included in an Award as determined by the Board or Committee, as the case may be, from time to time and set forth in the Award Agreement, which may include but are not limited to: (i) financial or operational performance conditions of the Corporation and/or any Affiliate of the Corporation, (ii) total shareholder return (“TSR”), (iii) Adjusted EBITDA, or (iv) any other individual performance criteria, which may be measured over a specified period and which may be graduated by percentages of the number of PSUs originally included in an Award as a result of the application of a Performance Multiplier (including a percentage in excess of 100%);

(cc)

“Person or Entity” means an individual, natural person, corporation, government or political subdivision or agency of a government, and where two or more persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of an issuer, such syndicate or group shall be deemed to be a Person or Entity;

(dd)	“Plan” means this Performance Share Unit Plan, including all Schedules hereto, as amended and restated from time to time in accordance with its terms;

(ee)	“Plan Administrator” means the person or corporation appointed by the Corporation under Section 2.2 to provide administrative services in respect of this Plan;

(ff)

“PSU” means a performance share unit credited by means of a bookkeeping entry to an Eligible Participant’s Account which represents the right to receive a Payout for each PSU which Vests (subject to adjustment and Performance Multipliers) pursuant to the terms of this Plan and the relevant Award Agreement at the time, in the manner and subject to the terms set forth in this Plan and such Award Agreement;

(gg)

“Retirement” means a resignation from employment with the Corporation by an Eligible Participant in circumstances the Board or Committee, acting reasonably, deems to constitute retirement from employment, and not resignation to obtain alternate employment;

(hh)	“Settlement Date” means, with respect to any Award, the date upon which a Payout for each Vested PSU to be settled is made to the Eligible Participant of such Award in accordance with Section 4.6;

(ii)

“Shares” means common shares in the Corporation and any other shares that may be added thereto or substituted therefore as a result of amendments to the articles of the Corporation, reorganization or otherwise, including any rights that form a part of the common shares or substituted shares;

(jj)

“Time Vesting Conditions” means any conditions relating to continued service with the Corporation or an Affiliate of the Corporation for a period of time in respect of the Vesting of PSUs included in an Award as determined by the Board or Committee, as the case may be;

(kk)	“TSX” means the Toronto Stock Exchange;

(ll)

“Vested” (or any applicable derivative term) means the applicable Vesting conditions in relation to a whole or percentage of the number of PSUs included in an Award, as the case may be, have been met and “Vesting” has a comparable meaning;

(mm)	“Vesting Date” has the meaning set forth in Section 4.3(a); and

(nn)	“Vesting Period” with respect to a particular Vesting Date for an Award means the period beginning on the first day of the Performance Period and ending on the applicable Vesting Date.

1.3        Construction and Interpretation

(a)	In this Plan, all references to the masculine include the feminine; references to the singular shall include the plural and vice versa, as the context shall require.

(b)

The headings of all articles, sections and paragraphs in this Plan are inserted for convenience of reference only and shall not affect the construction or interpretation of this Plan. References to “Article”, “Section” or “Paragraph” means an article, section or paragraph contained in this Plan unless expressly stated otherwise.

(c)

In this Plan, “including” and “includes” mean including or includes, as the case may be, without limitation. The words “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions mean or refer to this Plan as a whole and not to any particular article, section, paragraph or other part of this Plan.

(d)

Whenever the Board or, where applicable, the Committee or any sub-delegate of the Committee is to exercise discretion in the administration of the terms and conditions of this Plan, the term “discretion” means the sole and absolute discretion of the Board, the Committee or sub-delegate of the Committee, as the case may be.

1.4        Effective Date

This Plan shall take effect on the Effective Date. The Board shall review and confirm the terms of this Plan from time to time.

ARTICLE 2

PLAN ADMINISTRATION

2.1        Administration

This Plan shall be administered by the Board, which shall have the authority in its sole and absolute discretion to administer and exercise (or delegate to the Committee the power to exercise) all the powers and authorities either specifically granted to it under this Plan or necessary or advisable in the administration of this Plan, all acting reasonably and in good faith and subject to and not inconsistent with the express provisions of this Plan. Where the Board has delegated power or authority to the Committee, any reference to the Board in this Plan shall be deemed to be a reference to the Committee.

The powers and duties of the Board include, without limitation, the authority:

(a)	to grant Awards;

(b)	to determine the Grant Date for Awards;

(c)	to determine the Employees to whom, and the time or times at which, Awards shall be granted and become issuable;

(d)	to determine the number of PSUs to be included in each Award in accordance with Section 3.1 hereof;

(e)	to determine Vesting conditions, including Performance Vesting Conditions, any applicable Performance Multiplier, Time Vesting Conditions and/or other Vesting conditions;

(f)	to prescribe, amend and rescind rules and guidelines relating to this Plan;

(g)	to interpret this Plan and the Award Agreements;

(h)	to approve the form and determine the terms and provisions of Award Agreements (which need not be identical) entered into in connection with Awards;

(i)	to determine whether and the extent to which adjustments shall be made pursuant to this Plan (including pursuant to Subsection 4.3(b) or Section 4.9) and the terms of such adjustments;

(j)	to make all other determinations deemed necessary or advisable for the administration of this Plan; and

(k)	to appoint, in accordance with Section 2.2, one or more persons or corporations to perform the duties of the Plan Administrator under this Plan.

Without limiting the discretion conferred on the Board pursuant to this Section 2.1, the Board’s decision to approve the grant of an Award to an Employee in any period shall not require the Board to approve the grant of an Award to any other Employee or the same Employee in any other period; nor shall the Board’s decision with respect to the size or terms and conditions of an Award in any period require it to approve the grant of an Award of the same or similar size or with the same or similar terms and conditions to any other Employee or the same Employee in any other period.

Any interpretation, rule, regulation, determination or other act of the Board hereunder shall be made in its sole discretion and shall be final and conclusively binding upon the Corporation and all persons affected by this Plan.

2.2        Agreements

(a)

The Corporation may enter into an agreement or agreements with one or more persons or corporations to perform the administrative duties as set out in, and as required by, this Plan (each, an “Administrative Agreement”).

(b)

The Corporation shall have the right at any time and from time to time, to remove from office the Plan Administrator under this Plan and to appoint another Plan Administrator in its stead in accordance with the terms of the relevant Administrative Agreement.

ARTICLE 3

PLAN PARTICIPATION

3.1        Eligibility and Granting of PSUs

The Board may grant PSUs to Eligible Participants in such numbers and at such times as the Board in its sole and absolute discretion may determine, provided that no Eligible Participant has any claim or right to be granted an Award. Notwithstanding anything to the contrary herein, the Board may delegate responsibility for selecting and identifying Eligible Participants to the Corporation’s senior management team, and may approve grants that are allocated to a particular class of participants without naming particular individuals (for example, the Board may broadly approve the grant of 10,000 PSUs to a certain tier of management, for which the Corporation’s senior management team will then distribute as they deem fit). In determining the Employees to whom an Award may be granted and the number of PSUs to be included in each Award, the Board may take into account such factors as it shall determine in its sole and absolute discretion.

3.2        Participation

Participation in this Plan by Employees is voluntary.

ARTICLE 4

TERMS AND CONDITIONS OF PERFORMANCE SHARE UNIT AWARDS

4.1        Award Agreement

Each Award granted under this Plan shall be subject to the terms and conditions of this Plan and evidenced by a written agreement between the Corporation and the Eligible Participant or an award letter from the Corporation to the Eligible Participant (an “Award Agreement”) which agreement shall comply with, and be subject to the following terms and conditions (and with such other terms and conditions as the Board, in its discretion, shall establish). The form of the Award Agreement is attached hereto as Schedule A.

4.2        Number of Awards

The Board shall determine the number of PSUs to be awarded to an Eligible Participant pursuant to the Award (subject to adjustment in accordance with the provisions of this Plan and the Award Agreement, including adjustments related to Performance Vesting Conditions).

4.3        Vesting Dates and Adjustment of PSUs

(a)

The Board shall determine the Time Vesting Conditions and Performance Vesting Conditions hereunder (and the Board may, in its discretion, impose additional or different conditions to the determination of Vesting or the Time Vesting Conditions or Performance Vesting Conditions in respect of or pursuant to any Award) provided that PSUs included in any grant hereunder shall be deemed to have Vested on the day that all Performance Vesting Conditions with respect to such Awards have been satisfied and any other Vesting conditions (including Time Vesting Conditions) set out in the Award Agreement have been met or are deemed to have been met by the Board or Committee, as the case may be, (such day being a “Vesting Date”), provided that no term or condition imposed under an Award Agreement may have the effect of causing payment of the value of an Award to an Eligible Participant to occur after December 31 of the third calendar year following the year in which the Grant Date occurs.

(b)

Notwithstanding any other provision of this Plan, the Board hereby reserves the right to make any additional adjustments to the number of PSUs included in any Award if, in the sole discretion of the Board, such adjustments are appropriate in the circumstances having regard to the principal purposes of this Plan and terms of the applicable Award.

(c)

Notwithstanding any other provision of this Plan, the Board may, in its sole discretion, determine that an Award is Vested in relation to all or a percentage of the PSUs included in such Award at any time and from time to time.

4.4        Dividends

On any payment date for dividends (other than stock dividends) paid on Shares, an Eligible Participant shall be credited with dividend equivalents in respect of PSUs credited to the Eligible Participant’s Account as of the record date for payment of dividends. Such dividend equivalents shall be converted into additional PSUs (including fractional PSUs) based on the Fair Market Value as of the date on which the dividends on the Shares are paid, and shall be subject to the same vesting and payout conditions as the underlying PSUs in respect of which they were credited.

4.5        Payout and Settlement

Subject to Section 4.7, each Eligible Participant who is an Employee on a Vesting Date shall have the right to receive a Payout in respect of the PSUs that Vested on such Vesting Date and are credited to such Eligible Participant’s Account, in accordance with the terms of this Plan and the Award Agreement. Such payment, subject to the terms and conditions of this Plan, shall be paid or distributed (less all applicable withholdings) to the Eligible Participant or, where applicable, the Eligible Participant’s Beneficiary, as soon as practicable following the Vesting Date and, in any event, prior to December 31 of the third calendar year following the calendar year in which the Grant Date occurs.

4.6        Delivery of Cash Payment

Upon the Vesting Date (including a Vesting Date arising as a result of Section 4.7(a), (c) or (e) or a Transaction described in Section 5.1 (an “Accelerated Vesting Date”)), or as soon as practicable thereafter, the applicable Vested PSUs included in an Award will be redeemed, such day being the “Settlement Date” (provided that such Settlement Date may not be later than December 31 of the third calendar year following the year in which the Grant Date occurs). On the Settlement Date, the Corporation shall pay to the Eligible Participant (or, if deceased, his or her Beneficiary) the amount of the Payout for such PSUs less applicable withholdings.

4.7        Termination of Relationship as Employee

Unless otherwise determined by the Board or unless otherwise expressly set forth in an Award Agreement or any written agreement governing an Eligible Participant’s role as an Employee, the following provisions shall apply in the event that an Eligible Participant ceases to be an Employee:

(a)

Termination without Cause; Resignation with Good Reason. In the event an Eligible Participant’s employment is terminated by the Corporation without Cause, or, if applicable, in the event an Eligible Participant resigns for Good Reason, prior to the Vesting Date of an Award, a pro-rata portion of the Eligible Participant’s unvested PSUs and related dividend equivalent rights, if any, shall vest immediately prior to the Eligible Participant’s Cessation Date, based on the number of complete months from the first day of the Performance Period to the Cessation Date, divided by the total number of months in the Performance Period and using a Performance Multiplier based on target (1x) performance levels up to and including the Cessation Date. The Eligible Participant shall forfeit all rights, title and interest with respect to PSUs and dividend equivalent rights which are not otherwise vested on the Cessation Date as provided above.

(b)

Termination with Cause; Resignation without Good Reason. In the event an Eligible Participant’s employment is terminated by the Corporation with Cause, or in the event an Eligible Participant resigns or voluntarily terminates his or her employment without Good Reason, prior to the Vesting Date of an Award, all PSUs reflected by such Awards shall be immediately forfeited and cancelled effective on the Cessation Date.

(c)

Death; Disability. In the event an Eligible Participant’s employment ceases by reason of such person’s death or Long-Term Disability prior to the Vesting Date of an Award, a pro-rata portion of the Eligible Participant’s unvested PSUs and related dividend equivalent rights, if any, shall vest immediately prior to the Eligible Participant’s Cessation Date, based on the number of complete months from the first day of the Performance Period to the Cessation Date, divided by the total number of months in the Performance Period and using a Performance Multiplier based on target (1x) performance levels. Payout for such Awards, less applicable withholdings, shall be paid to the Eligible Participant or the Eligible Participant’s Beneficiary or legal representative, as the case may be, as soon as practicable following calculation and approval by the Board.

(d)

Retirement. In the event an Eligible Participant’s employment ceases by reason of Retirement prior to the Vesting Date of an Award, the Eligible Participant’s unvested PSUs shall remain outstanding and subject to the Plan and the terms of the applicable Award Agreement until the end of the applicable Performance Period. Payout for such Awards, less applicable withholdings, shall be based on achievement of the applicable Performance Vesting Conditions and shall be paid to the Eligible Participant as soon as practicable following the applicable Vesting Date. The continued vesting of the PSUs as set out in this Section 4.7(d) is subject to the Eligible Participant’s compliance with any post-employment restrictive covenants set out in the Eligible Participant’s Award Agreement, including any non-competition restriction.

(e)

Termination following a Change of Control. Notwithstanding anything in this Section to the contrary, if the employment of an Eligible Participant is terminated by the Corporation without Cause or if the Eligible Participant resigns with Good Reason, in each case, within twelve (12) months following a Change of Control, all of the Eligible Participant’s PSUs and related dividend equivalent rights, if any, shall vest immediately prior to the Eligible Participant’s Cessation Date using a Performance Multiplier based on target (1x) performance levels and shall be redeemed as at the Cessation Date.

4.8        No Shareholder Rights

Under no circumstances shall PSUs be considered Shares of the Corporation, nor shall they entitle any Eligible Participant to exercise voting rights or any other rights attaching to the ownership of Shares or other securities of the Corporation, including, without limitation, voting rights, dividend entitlement rights or rights on liquidation, nor shall any Eligible Participant be considered the owner of Shares by virtue of the award of PSUs.

4.9        Effect of Certain Changes

In the event:

(a)	of any change in the Shares through subdivision, split, consolidation, reclassification, amalgamation, merger or otherwise; or

(b)	that, as a result of any recapitalization, merger, consolidation or other transaction, the Shares are converted into or exchangeable for any other securities,

or any other similar changes affecting the Shares, then, in any such case, the Board may make such adjustments to this Plan, to any Award and to any Award Agreements outstanding under this Plan as may be appropriate in the circumstances to prevent dilution or enlargement of the rights granted to Eligible Participants hereunder.

4.10      General Conditions of Payout

Upon receipt of a Payout pursuant to this Plan, the entitlement of the Eligible Participant to receive any and all amounts in respect of the Vested PSUs to which such Payout relates shall be fully discharged and satisfied and all such Vested PSUs shall thereupon be cancelled. No interest shall accrue to, or be credited to, the Eligible Participant on any amount payable under this Plan.

4.11      No Right of Transfer

Subject to Subsection 4.7(c) in the case of the death of an Eligible Participant, a PSU granted to an Eligible Participant is personal to such Eligible Participant. Except as otherwise provided in this Plan, no assignment, sale, transfer, pledge, or charge of a PSU, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such PSU whatsoever in any assignee or transferee and, immediately upon any assignment, sale, transfer, pledge or charge or attempt to assign, sell, transfer, pledge or charge, such PSU shall terminate and be of no further force or effect.

ARTICLE 5

BUSINESS COMBINATIONS AND CERTAIN ADJUSTMENTS

5.1        Effect of a Change of Control

Notwithstanding any other provision of this Plan, in the event of a Change of Control, any surviving, successor or acquiring entity shall assume any outstanding PSUs or shall substitute similar share units for the outstanding PSUs. If the surviving, successor or acquiring entity does not assume the outstanding PSUs or substitute similar share units for the outstanding PSUs, or if the Board or the Committee otherwise determines in its sole discretion, the Corporation shall give written notice to all Eligible Participants advising that this Plan shall be terminated effective immediately prior to the Change of Control and all outstanding PSUs shall be deemed to Vest and shall be redeemed immediately prior to the termination date of this Plan. The number of PSUs which are deemed to Vest shall be determined in the Board or Committee’s discretion using a Performance Multiplier based upon actual performance.

5.2        No Limitation on Ability to Accelerate

Nothing in this Article 5 shall in any way affect or derogate from the ability of the Board to accelerate the vesting of PSUs at any time in its sole discretion as provided for in Subsection 2.1(e).

ARTICLE 6

AMENDMENT OR TERMINATION OF THE PLAN

6.1        Amendment and Termination of the Plan

This Plan may be amended, suspended or terminated at any time by the Board; provided, however, that unless such action is required by Applicable Law, no amendment to this Plan or Awards granted pursuant to this Plan may be made without the consent of the Eligible Participant if such action adversely alters or impairs the rights of any Eligible Participant in respect of any Award previously granted to such Eligible Participant under this Plan.

ARTICLE 7

ACCOUNTS, NOTICES AND MISCELLANEOUS PROVISIONS

7.1        Accounts and Statements

The Plan Administrator (or if none is appointed, the Board) shall keep or cause to be kept such records and accounts as may be necessary or appropriate in connection with the administration of this Plan and the discharge of its duties, which records shall, absent manifest error, be considered conclusively determinative of all information contained therein.

The Plan Administrator (or if none is appointed, the Corporation) shall maintain or shall cause any of its Affiliates to maintain, as applicable, in its books, an account for each Eligible Participant (an “Account”), recording at all times the number of PSUs standing to the credit of each Eligible Participant. PSUs that fail to Vest in an Eligible Participant pursuant to Article 4, or that are paid out to the Eligible Participant or his or her Beneficiary, shall be cancelled and shall cease to be recorded in the Eligible Participant’s Account as of the date on which such PSUs are forfeited or cancelled under this Plan or are paid out, as the case may be.

Upon request from an Eligible Participant, or at such other times as the Corporation shall determine, the Plan Administrator (or if none is appointed, the Corporation) shall furnish, or shall cause Affiliates to furnish, as applicable, the Eligible Participant with a statement setting forth details of his or her PSUs. Such statement shall be deemed to have been accepted by the Eligible Participant as correct unless written notice to the contrary is given to the Plan Administrator (or if none is appointed, the Corporation or the Affiliate, as applicable) within ten (10) days after such statement is given to the Eligible Participant.

7.2        Notices to Eligible Participants

Any payment, notice, statement, certificate or other instrument required or permitted to be given to an Eligible Participant or any person claiming or deriving any rights through him or her shall be given by:

(a)	delivering it personally to the Eligible Participant or the person claiming or deriving rights to the Eligible Participant, as the case may be;

(b)

mailing it, postage paid (provided that the postal service is then in operation) or delivering it to the address which is maintained for the Eligible Participant in the Corporation’s personnel records; or

(c)	facsimile, e-mail or other similar means of electronic communication.

7.3        Notices to Plan Administrator or the Corporation

Any payment, notice, statement, certificate or instrument required or permitted to be given to the Plan Administrator or the Corporation, as the case may be, shall be given by mailing it, postage prepaid (provided that the postal service is then in operation) or hand delivering it at the following address:

if to the Plan Administrator:	if to the Corporation:

Solium Capital Inc.	DIRTT Environmental Solutions Ltd.
Re: DIRTT PSU Plan	Attention: Chief Financial Officer
Suite 1500, 800 – 6 Avenue S.W.	7303 – 30 Street S.E.
Calgary, AB, Canada T2P 3G3	Calgary, AB T2C 1N6

The Plan Administrator or the Corporation, as the case may be, may change its address for service at any time or from time to time by delivering written notice to Eligible Participants in accordance with any delivery mechanism specified in Section 7.2.

7.4        Date of Delivery

Any payment, notice, statement, certificate or instrument referred to in Section 7.2 or 7.3, if delivered, shall be deemed to have been given or delivered, on the date on which it was delivered; if faxed, e-mailed or sent by other means of recorded electronic communication, shall be deemed to have been given or delivered, on the date of faxing, e-mailing or sending by other means of electronic communication, provided that such date is a business day and the communication is so faxed, e-mailed or sent before 4:30 p.m. on such date at the place of receipt, otherwise, such communication shall be deemed to have been given and delivered on the next following business day; or, if mailed (provided that the postal service is then in operation), shall be deemed to have been given or delivered on the second business day following the date on which it was mailed.

7.5        Withholding Taxes

It is the responsibility of the Eligible Participant to complete and file any tax returns which may be required under Canadian, U.S. or other applicable jurisdiction’s tax laws within the periods specified in those laws as a result of the Eligible Participant’s participation in the Plan. Neither the Corporation or any of its Affiliates shall be held responsible for any tax consequences to an Eligible Participant as a result of the Participant’s participation in the Plan. On the Settlement Date, the Corporation or the Affiliate of the Corporation, as applicable, shall have the right to withhold from the Payout such amount as is necessary to ensure that the Corporation or an Affiliate will be able to comply with the applicable provisions of any federal, state, provincial or other law relating to the withholding of tax or other required deductions.

7.6        U.S. Tax Considerations

The terms of this Plan and Awards granted hereunder to Eligible Participants subject to taxation under the Code, as amended, shall be determined by taking into consideration Schedule ”B” to this Plan setting forth special provisions applicable to such persons.

7.7        No Right of Continued Employment

Nothing in this Plan, Award Agreement or any Award shall confer upon any Eligible Participant any right to continue in the employ of the Corporation or any of its Affiliates or affect in any way the right of the Corporation or any of its Affiliates to terminate his or her employment at any time; nor shall anything in this Plan, Award Agreement or any Award be deemed or construed to constitute an agreement, or any expression of intent, on the part of the Corporation or any of its Affiliates to extend the employment of any Eligible Participant beyond the time that he or she would normally retire pursuant to the provisions of any present or future retirement plan of the Corporation or any of its Affiliates, or beyond the time at which he or she would otherwise retire pursuant to the provisions of any employment agreement with the Corporation or any of its Affiliates.

7.8        Clawback Policy

Notwithstanding anything contained in this Plan to the contrary, this Plan shall be subject to the terms and conditions of the Corporation’s clawback policy as may be implemented on, prior to, or after the Effective Date, and as may be amended from time to time.

7.9        Compliance with Legal Requirements

The Corporation shall not be obliged to settle any PSUs if such settlement would violate any law or regulation or any rule of any government authority or stock exchange.

7.10        Non-Exclusivity

Nothing contained herein shall prevent the Corporation from adopting other or additional compensation arrangements for the benefit of any Eligible Participant, subject to any required regulatory or shareholder approval.

7.11        Other Employee Benefits

The amount of any compensation deemed to be received by an Eligible Participant as a result of the redemption of any Vested RSU will not constitute compensation with respect to which any other employee benefits of that Participant are determined, including, without limitation, benefits under any bonus, pension, profit-sharing, insurance or salary continuation plan, except as otherwise specifically determined by the Board.

7.12        Unfunded and Unsecured Plan

Unless otherwise determined by the Board, this Plan shall be unfunded and the Corporation will not secure its obligations under this Plan. To the extent any Eligible Participant holds any rights by virtue of a grant of PSUs or an Award under this Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured creditor of the Corporation.

7.13        Market Fluctuations

No amount will be paid to, or in respect of, an Eligible Participant under this Plan to compensate for a downward fluctuation in the price of Shares which impacts the PSUs, nor will any other form of benefit be conferred upon, or in respect of, an Eligible Participant for such purpose. The Corporation makes no representations or warranties to an Eligible Participant with respect to this Plan or the PSUs whatsoever. In seeking the benefits of participation in this Plan, an Eligible Participant agrees to exclusively accept all risks associated with a decline in the market price of Shares and all other risks associated with the holding of Awards.

7.14        Currency

All payments and benefits under this Plan shall be determined and be payable in the lawful currency of Canada.

7.15        Expenses

All expenses in connection with this Plan shall be borne by the Corporation.

7.16        Governing Law

This Plan shall be governed by, construed and interpreted in accordance with the laws of the Province of Alberta.

7.17        Severability

If any provision of this Plan or part hereof is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision of this Plan.

SCHEDULE “A”

FORM OF PERFORMANCE SHARE UNIT AWARD AGREEMENT

TO:	[•], a resident of [•] in the Province of [•] (the “Eligible Participant”)

FROM:	DIRTT ENVIRONMENTAL SOLUTIONS LTD., a body corporate incorporated under the laws of the Province of Alberta (the “Corporation”)

DATE:	[•]

The Corporation hereby notifies the Eligible Participant as follows:

1.

The Corporation hereby grants to the Eligible Participant, subject to the terms and conditions set forth in this Award Agreement and the Corporation’s Performance Share Unit Plan (the “Plan”), the following number of performance share units (each, a “PSU”), each of which represents the right to receive a lump sum cash payment equal to the Fair Market Value (as such term is defined in the Plan) of such PSU when Vested (as such term is defined in the Plan) in accordance with the terms of the Plan:

PSUs

Grant Date	[●]

Number of PSUs Granted	[●]

Performance Period	The period beginning on [●] and ending on [●], subject to any adjustments set forth in this Award Agreement, if applicable.

Vesting Dates	100% of PSUs: [●]; subject to satisfaction of the Performance Vesting Conditions.

Performance Vesting Conditions	See Appendix ”A”

Vesting of PSUs covered by this Award Agreement on a Vesting Date will be based on the extent to which the Performance Vesting Conditions set out in Appendix ”A” are satisfied at the applicable Vesting Date.

2.

The Eligible Participant acknowledges and agrees that as a condition to receiving the treatment set forth in Section 4.7(d) of the Plan following Retirement, the Eligible Participant shall not, during the period commencing on the Eligible Participant’s Cessation Date by reason of Retirement and ending on the Vesting Date, directly or indirectly, either individually or in conjunction with any other person or persons, partnership, corporation or trust, carry on business as, be engaged by, or work for, or agree to be engaged by or work for, a Competitor (as defined below) in Canada whether as employee, principal, agent, shareholder, consultant or in any other capacity whatsoever wherein the Eligible Participant will be assigned tasks or responsibilities similar to those he or she has performed with the Corporation or an Affiliate. Notwithstanding the foregoing sentence, nothing shall restrict or prevent the Eligible Participant from holding or purchasing any publicly traded securities (whether or not of a Competitor) so long as they do not exceed 5% of the securities of the applicable issuer (the “Non-Competition Provision”).

“Competitor” means any entity which is engaged in any business which is the same as or substantially similar to or which competes with or would reasonably be expected to compete with the business carried on by the Corporation or any of its Affiliates as of the Eligible Participant’s Cessation Date.

If the Eligible Participant breaches the Non-Competition Provision, the Eligible Participant shall immediately forfeit all unvested PSUs and related dividend equivalent rights, if any.

If the Eligible Participant is subject to a similar provision as the Non-Competition Provision pursuant to any other agreement, such similar provision shall run concurrently with, and continue unaffected by, the terms herein.

3.

The Eligible Participant acknowledges (i) receipt of a copy of the Plan, and (ii) the early termination provisions of the Plan in Section 4.7, and hereby agrees that the terms and conditions of the Plan shall govern the PSUs granted hereby, including all amendments or adjustments pursuant to the Plan or otherwise consented to by the Eligible Participant.

4.	All capitalized terms in this Award Agreement which are not specifically defined herein, shall have the meaning attributed thereto in the Plan.

5.

All PSUs granted pursuant to the Plan and reflected in this Award Agreement shall be personal to the Eligible Participant and shall not be assignable or otherwise transferable except by will or the laws of descent and distribution.

[Signature Page to the Award Agreement Follows]

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

By:
Title:

I agree to the terms and conditions set out herein and confirm and acknowledge that I have not been induced to enter into this Award Agreement or acquire any PSUs by expectation of employment or continued employment with the Corporation or any of its Affiliates.

Name:

CHECK THE BOX BELOW IF APPLICABLE:

☐        I am a U.S. Eligible Participant and understand that my PSUs are subject to the terms and conditions of the Plan as modified by Schedule B to the Plan.

[Signature Page to the Award Agreement]

APPENDIX “A”

Performance Vesting Conditions

The Performance Vesting Conditions will be measured over the term of the Performance Period using a weighted average of 4 performance periods as follows: (i) 20% for each of the first, second and third years of the applicable Performance Period, and (ii) 40% for a combination of the first, second and third years of the applicable Performance Period.

The Performance Vesting Conditions remain subject to any adjustment set forth in this Agreement (including the Schedules thereto).

The extent to which each Performance Vesting Condition is met will be determined by the Board, based on data taken from the annual audited financial statements of the Corporation for fiscal periods included in the Performance Period, as applicable, and such other data as the Board determines to be relevant.

SCHEDULE “B”

Special Provisions Applicable to Eligible Participants Subject to Taxation under the United States Internal Revenue Code

This special schedule sets forth special provisions of the Plan that apply to U.S. Participants subject to taxation under the United States Internal Revenue Code of 1986, as amended.

1.	Definitions

For purposes of this Schedule “B”:

1.1	“Code” means the United States Internal Revenue Code of 1986, as amended.

1.2	“Section 409A” means Section 409A of the Code and any applicable regulatory guidance issued thereunder.

1.3	“U.S. Participant” means an Eligible Participant whose who is a United States citizen or United States resident alien as defined for purposes of Code Section 7701(b)(1)(A).

1.4

Solely for the purposes of Section 5.1 of the Plan, with respect to an outstanding PSU that is held by a U.S. Participant, the acceleration of the payment of any PSUs that vest in accordance with Section 5.1 of the Plan shall not occur unless the “Change of Control” constitutes a “change in control event” under Treas. Reg. Section 1.409A-3(i)(5).

2.	Compliance with Section 409A

2.1

In General. Notwithstanding any provision of the Plan to the contrary, it is intended that with respect to any U.S. Participant, such U.S. Participant’s participation in the Plan shall comply with Section 409A and in a manner which does not subject the U.S. Participant’s interests in the Plan to accelerated or additional tax under Section 409A (and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A). If any grant or Payout to a U.S. Participant hereunder could cause the application of accelerated or additional tax under Section 409A, such grant or Payout shall be deferred if and to the extent deferral will make such grant or Payout compliant with Section 409A; otherwise such grant or Payout shall be restructured, to the extent possible, in a manner determined by the Board that does not cause such an accelerated or additional tax. Each U.S. Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such U.S. Participant in connection with the Plan (including any taxes and penalties under Section 409A), and neither the Corporation nor any of its Affiliates shall have any obligation to indemnify or otherwise hold such U.S. Participant (or any beneficiary) harmless from any or all of such taxes or penalties.

2.2	Modification of PSUs. Notwithstanding any provision of the Plan to the contrary and with respect to any U.S. Participant, no PSU may be extended beyond the Vesting Date.

2.3

Acceleration of Settlement of PSUs. Notwithstanding any provision of the Plan to the contrary and with respect to a U.S. Participant, the Settlement Date of a PSU may not be accelerated unless permitted under Treas. Reg. Section 1.409A-3(j)(4) or any guidance issued under Section 409A.

3.          Payment and Settlement of PSUs.

3.1

Notwithstanding any provision of the Plan to the contrary, the Settlement Date of Vested PSUs held by a U.S. Participant shall be within 30 days of the earlier of: (i) the Vesting Date set forth in the Award Agreement (without regard for any Accelerated Vesting Date as a result of Section 4.7(a) or (e) of the Plan); (ii) the U.S. Participant’s date of death; and (iii) the U.S. Participant’s date of Long-Term Disability (provided such individual is disabled under Section 409A of the Code and Treas. Reg. Section 1.409A-3(i)(4)).

4.          Amendment of Schedule

4.1

The Board shall retain the power and authority to amend or modify this Schedule ”B” to the extent the Board in its sole discretion deems necessary or advisable to comply with any guidance issued under Section 409A. Such amendments may be made without the approval of any individual U.S. Participant.